ROYALTY REPORT


Date of Report:                         _______________

Reporting Period:                       _______________

Corporate Fiscal year Is:               _______________


Domestic Sales


Description of     Unit Price (sale,
Licensed           lease, and/or                                        Gross Sales in     Net Sales in    Royalties due in
Product(s)         use)                 Units Sold      Units Leased    U.S.               U.S.            $US
--------------     -----------------    ----------      ------------    --------------     ------------    ----------------

Technology that
instantaneously
measures the
presence of
E.coli bateria          $0                      0               0                $0             $0              $0






Note: The product is still in the development stages at Los Alamos National Laboratory. We do not expect to have a product ready for sale by the end of the year or for approx. two years from the date of the License Agreement (No. 99-42-00558). If you have any questions please feel free to contact us.


Certified:


___________________________                     ___________________________
Rhonda R. Vincent, CFO                          Date Signed
Centrex, Inc.

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